Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports Third Quarter Earnings and Announces a 14.6% Increase in the Quarterly Cash Dividend to $0.47 per Share
Billings, MT - October 25, 2022 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the third quarter of 2022. For the quarter, the Company reported net income of $85.7 million, or $0.80 per share, which compares to net income of $64.1 million, or $0.59 per share, for the second quarter of 2022, and net income of $47.1 million, or $0.76 per share, for the third quarter of 2021.
Earnings include pre-tax acquisition costs of $4.0 million, $45.8 million, and $6.6 million for the third quarter of 2022, the second quarter of 2022, and the third quarter of 2021, respectively, which were related to the acquisition of Great Western Bancorp, Inc. (“Great Western”), the parent company of Great Western Bank (“GWB”), which reduced earnings by $0.03, $0.34, and $0.08 per common share for the third quarter of 2022, the second quarter of 2022, and the third quarter of 2021, respectively.
HIGHLIGHTS
•Net income of $85.7 million, or $0.80 per share, was driven by accelerated loan growth and an increase of the net interest margin. These increases were offset by an $8.4 million provision for credit losses and $24.2 million of realized losses on investment securities.
•The quarterly cash dividend increased to $0.47 per share, or 14.6%, from the second quarter of 2022 and the third quarter of 2021.
•Net interest margin, on a fully taxable equivalent basis, increased to 3.71% for the third quarter of 2022, a 46 basis point increase from the second quarter of 2022. Excluding income related to the Payroll Protection Program (PPP) and accretion income, the adjusted net interest margin1, on a fully taxable equivalent basis, increased to 3.47% for the third quarter of 2022, a 46 basis point increase from the second quarter of 2022.
•Efficiency ratio of 58.4% for the third quarter of 2022 compared to 71.4% for the second quarter of 2022. Excluding acquisition related expenses, investment security losses, a litigation settlement accrual, and other intangibles amortization, the adjusted efficiency ratio1 was 52.4% for the third quarter of 2022 compared to an adjusted efficiency ratio of 55.8% for the second quarter of 2022.
•Return on average common stockholders’ equity of 10.5% for the third quarter of 2022. Excluding after-tax acquisition-related costs, investment securities losses, and a litigation settlement accrual, adjusted return on average common stockholders’ equity1 was 13.3% for the third quarter of 2022.
•Loans held for investment increased $441.0 million, or an annualized 10.2% during the third quarter of 2022. Excluding PPP loans, loans held for investment increased $446.9 million, or an annualized 10.3% during the third quarter of 2022.
•Criticized loans decreased $203.1 million, to $576.9 million as of September 30, 2022, from $780.0 million as of June 30, 2022.
•Non-performing loans decreased $23.9 million, to $86.0 million as of September 30, 2022, from $109.9 million as of June 30, 2022.
•Repurchased 3.3 million shares of common stock at a weighted average price of $40.59, including costs and commissions, pursuant to the stock repurchase program. The repurchases complete the current 5 million share repurchase program.
•Book value per common share of $28.77 as of September 30, 2022, compared to $30.36 as of June 30, 2022, and $31.89 as of September 30, 2021. Tangible book value per common share1 of $17.01 as of September 30, 2022, compared to $18.92 as of June 30, 2022 and $20.75 as of September 30, 2021, driven by repurchase activity and a $177.9 million further decline in accumulated other comprehensive loss related to unrealized losses on available-for-sale securities.
1 Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation.

“The third quarter was a great quarter for First Interstate, as the combined company is beginning to hit its stride. An acceleration in loan growth from across the footprint, and significant margin expansion led to a notable improvement in the Company’s operating performance. At the same time, we made meaningful progress on asset quality improvement and continued our pro-active capital management strategy by completing our share repurchase authorization. We are happy to announce today that the sustainable earnings power of the Company has given us the confidence needed to increase our quarterly cash dividend by 14.6%, to $0.47 per share, starting in the fourth quarter,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc.

“For as pleased as we are with the results, we expect to see further improvement in the fourth quarter, as the lending environment remains favorable and margin expansion should continue. Based on the strength of the franchise we have built, we believe we are well positioned to continue generating strong financial results for our shareholders, while continuing to operate with a conservative approach to risk management to effectively manage through varied economic conditions,” said Mr. Riley.
DIVIDEND DECLARATION
On October 24, 2022, the Company’s board of directors declared a dividend of $0.47 per common share, payable on November 18, 2022, to common stockholders of record as of November 8, 2022. The dividend equates to a 4.7% annualized yield based on the $40.28 per share average closing price of the Company’s common stock as reported on NASDAQ during the third quarter of 2022.
RECENT ACQUISITION
On February 1, 2022, the Company completed its acquisition of Great Western and GWB, a Sioux Falls, South Dakota based community bank with 174 banking offices across Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, and South Dakota. Consideration for the acquisition totaled approximately $1.7 billion consisting of the issuance of 46.9 million shares of the Company’s Class A common stock valued at $36.76 per share, the opening price of the Company’s Class A common stock as quoted on the NASDAQ stock market on the acquisition date. GWB was merged with our existing bank subsidiary, First Interstate Bank, contemporaneously with the closing of the parent company merger. The core system conversion was completed on May 23, 2022.
As of the acquisition date, Great Western had total assets with fair values of $13,353.3 million, loans held for investment with fair values of $7,705.0 million and deposits with fair values of $11,688.0 million. Adjustments to the fair value marks for premises and equipment, other assets, and accounts payable and accrued expenses were made since the prior quarter. The adjustments resulted in a net increase to goodwill of $0.2 million from the second quarter reported balances. The fair values of the assets and liabilities acquired from GWB are provisional and the Company will finalize the amounts during the one-year measurement period. As of September 30, 2022, the Company recorded provisional goodwill of $478.4 million, customer relationship intangible assets of $22.8 million, and core deposit intangible assets of $50.1 million.

NET INTEREST INCOME
Net interest income increased $27.8 million, or 11.6%, to $266.8 million, during the third quarter of 2022, compared to $239.0 million during the second quarter of 2022, resulting from growth in average earning assets and the increase in our net interest margin. Net interest income increased $139.7 million, or 109.9%, during the third quarter of 2022, from $127.1 million during the third quarter of 2021, primarily as a result of the impact of the GWB acquisition, which was partially offset by a decrease of $13.9 million in PPP loan income compared to the third quarter of 2021.
•Interest accretion attributable to the fair valuation of acquired loans from acquisitions contributed $17.7 million, $16.7 million, and $2.3 million to net interest income during the third quarter of 2022, the second quarter of 2022, and the third quarter of 2021, respectively.
The net interest margin ratio was 3.71% for the third quarter of 2022 compared to 3.25% reported during the second quarter of 2022 and 2.90% during the third quarter of 2021. Excluding interest accretion from the fair value of acquired loans and PPP income, on a quarter-over-quarter basis the net interest margin increased 46 basis points which was primarily the result of a shift in the mix of earning assets toward loans, and an increase in the yield on loans, investment securities and cash. On the same basis year-over-year, the increase in net interest margin was the result of increased yields on earning assets, due to a shift in the mix of earning assets toward investment securities and loans, and higher yields on loans, investment securities and cash.

PROVISION FOR (REDUCTION OF) CREDIT LOSSES
During the third quarter of 2022, the Company recorded a provision for credit losses of $8.4 million, which included an additional provision for unfunded commitments of $3.5 million, primarily attributable to loan growth, compared to a reduction of provision for credit losses of $1.7 million during the second quarter of 2022. The Company recorded no provision for credit losses during the third quarter of 2021.
The allowance for credit losses is updated quarterly based on the current loan portfolio, asset quality metrics, and the current economic outlook. For the third quarter of 2022, the allowance for credit losses was impacted by net charge-offs of $12.0 million, or an annualized 0.27% of average loans outstanding, compared to net charge-offs of $0.3 million, or an annualized 0.01% of average loans outstanding, for the second quarter of 2022, and net charge-offs of $0.6 million, or an annualized 0.02% of average loans outstanding, for the third quarter of 2021.
The Company’s allowance for credit losses as a percentage of period-end loans held for investment was 1.21%, 1.28%, and 1.40% at September 30, 2022, June 30, 2022, and September 30, 2021, respectively. The decrease in the percentage from June 30, 2022 was driven by the improvement in overall credit quality and net charge offs, partially offset by qualitative additions related to the macro environment and forecast. Coverage of non-performing loans increased to 247.7% at September 30, 2022, compared to 200.5% at June 30, 2022 and decreased from 384.9% at September 30, 2021. The year-over-year decrease is a result of higher levels of non-performing loans related to the GWB acquisition.
NON-INTEREST INCOME

For the Quarter Ended	Sep 30, 2022	Jun 30, 2022	$ Change	% Change	Sep 30, 2021	$ Change	% Change
(Dollars in millions)
Payment services revenues	$20.4	$19.5	$0.9	4.6%	$12.2	$8.2	67.2%
Mortgage banking revenues	2.7	5.0	(2.3)	(46.0)	11.6	(8.9)	(76.7)
Wealth management revenues	8.5	9.3	(0.8)	(8.6)	6.5	2.0	30.8
Service charges on deposit accounts	5.7	6.3	(0.6)	(9.5)	4.4	1.3	29.5
Other service charges, commissions, and fees	4.7	3.6	1.1	30.6	1.4	3.3	235.7
Investment securities (loss) gain	(24.2)	(0.1)	(24.1)	—	0.3	(24.5)	—
Other income	5.1	6.3	(1.2)	(19.0)	3.1	2.0	64.5
Total non-interest income	$22.9	$49.9	$(27.0)	(54.1)%	$39.5	$(16.6)	(42.0)%
Non-interest income during the third quarter of 2022 compared to the second quarter of 2022 decreased $27.0 million. The primary driver of the decrease was a loss of $46.3 million incurred on the sale of $500 million in U.S. treasury notes previously swapped. The remaining deferred swap termination gain of $22.1 million was recognized at the time of sale, for a total net loss on sale of $24.2 million in the third quarter of 2022. In addition, mortgage banking revenues decreased due to a decrease in home loan production volume. These decreases were partially offset by an increase in other service charges, commissions, and fees.

Compared to the third quarter of 2021, non-interest income decreased by $16.6 million. The decrease was primarily due to decreases in mortgage banking revenues, reflecting a decrease in home loan production volume, and the net investment security losses, partially offset by increases in payments services revenues and other service charges, commissions, and fees, primarily related to the GWB acquisition.

NON-INTEREST EXPENSE

For the Quarter Ended	Sep 30, 2022	Jun 30, 2022	$ Change	% Change	Sep 30, 2021	$ Change	% Change
(Dollars in millions)
Salaries and wages	$71.9	$74.8	$(2.9)	(3.9)%	$42.0	$29.9	71.2%
Employee benefits	19.6	19.4	0.2	1.0	12.9	6.7	51.9
Occupancy and equipment	17.1	17.0	0.1	0.6	11.8	5.3	44.9
Other intangible amortization	4.1	4.1	—	—	2.4	1.7	70.8
Other expenses	56.5	49.2	7.3	14.8	30.2	26.3	87.1
Acquisition related expenses	4.0	45.8	(41.8)	(91.3)	6.6	(2.6)	NM
Total non-interest expense	$173.2	$210.3	$(37.1)	(17.6)%	$105.9	$67.3	63.6%

The Company’s non-interest expense was $173.2 million for the third quarter of 2022, a decrease of $37.1 million from the second quarter of 2022. The decrease was driven by lower acquisition related and salaries expenses, which were partially offset by an increase in other expenses. While salary and benefits expenses were down quarter over quarter, efficiencies gained through the acquisition were partially offset by higher short-term incentive expenses as a result of our performance. Other expenses includes a $0.5 million accrual for a pending litigation settlement and a $1.0 million increase in the Company’s donation contribution, in addition to elevated levels of FDIC insurance, fraud losses, information technology, and advertising expenses.

Compared to the third quarter of 2021, non-interest expense increased by $67.3 million. The increase is largely due to the acquisition of GWB including employee-related costs and operations extending into a larger footprint. The increase was partially offset by a decrease in acquisition related expenses, as a result of the continued completion of the GWB acquisition.
BALANCE SHEET
Total assets decreased $717.1 million, or 2.2%, to $31,344.7 million as of September 30, 2022, from $32,061.8 million as of June 30, 2022, primarily due to a decrease in cash and cash equivalents and declines in fair market values of investment securities. Total assets increased $11,972.5 million, or 61.8%, from $19,372.2 million as of September 30, 2021, primarily due to $13,353.3 million of assets acquired in the acquisition of GWB.
Securities purchased under repurchase agreements decreased $202.2 million, or 100.0%, as of September 30, 2022, from $202.2 million as of June 30, 2022. The decrease was related to the disposition of the securities.
Investment securities decreased $602.0 million, or 5.5%, to $10,269.1 million as of September 30, 2022, from $10,871.1 million as of June 30, 2022, and increased $4,247.4 million, or 70.5%, from $6,021.7 million as of September 30, 2021. The decrease in the current quarter was caused by normal cash flow activity and declines in fair market values given the current market conditions. The increase year-over-year was primarily due to the redeployment of cash and cash equivalents into the securities portfolio and $2,699.0 million of securities acquired as a result of the GWB acquisition.
Loans held for sale decreased $33.8 million, or 26.5%, to $93.6 million as of September 30, 2022, from $127.4 million as of June 30, 2022, primarily due to resolutions of loans acquired from GWB, partially offset by the addition of a commercial construction loan transferred into loans held for sale from loans held for investment. Loans held for sale increased $51.1 million, or 120.2%, from $42.5 million as of September 30, 2021, primarily due to the loans acquired from GWB.
The following table presents the composition and comparison of loans held for investment:

								GWB Acquired Loans as of February 1, 2022
	September 30, 2022	June 30, 2022	$ Change	% Change	September 30, 2021	$ Change	% Change
Real estate loans:
Commercial	$8,026.9	$7,857.7	$169.2	2.2%	$3,883.2	$4,143.7	106.7%	$3,968.8
Construction loans:
Land acquisition & development	393.2	355.7	37.5	10.5	260.2	133.0	51.1	116.4
Residential	501.4	444.8	56.6	12.7	268.4	233.0	86.8	122.1
Commercial	1,128.4	959.0	169.4	17.7	610.2	518.2	84.9	245.1
Total construction loans	2,023.0	1,759.5	263.5	15.0	1,138.8	884.2	77.6	483.6
Residential	2,127.7	2,060.4	67.3	3.3	1,554.9	572.8	36.8	495.0
Agricultural	800.9	821.5	(20.6)	(2.5)	229.9	571.0	248.4	631.8
Total real estate loans	12,978.5	12,499.1	479.4	3.8	6,806.8	6,171.7	90.7	5,579.2
Consumer loans:
Indirect	780.8	733.9	46.9	6.4	756.8	24.0	3.2	13.5
Direct and advance lines	155.0	157.3	(2.3)	(1.5)	132.9	22.1	16.6	17.0
Credit card	74.2	74.8	(0.6)	(0.8)	64.1	10.1	15.8	11.9
Total consumer loans	1,010.0	966.0	44.0	4.6	953.8	56.2	5.9	42.4
Commercial	2,966.1	3,036.0	(69.9)	(2.3)	1,668.7	1,297.4	77.7	1,503.3
Agricultural	658.2	672.0	(13.8)	(2.1)	212.4	445.8	209.9	580.1
Other, including overdrafts	3.8	—	3.8	100.0	1.3	2.5	192.3	—
Deferred loan fees and costs	(13.1)	(10.6)	(2.5)	23.6	(20.5)	7.4	(36.1)	—
Loans held for investment, net of deferred loan fees and costs	$17,603.5	$17,162.5	$441.0	2.6%	$9,622.5	$7,981.0	82.9%	7,705.0

Loans held for investment included PPP loans, net of deferred fees, which were $5.9 million, $11.8 million, and $280.5 million as of September 30, 2022, June 30, 2022, and September 30, 2021, respectively. Excluding the impact of PPP loans, loans held for investment as of September 30, 2022, increased from June 30, 2022, primarily due to an increase in loans in our real estate portfolio.
The loans held for investment to deposit ratio increased to 68.0%, as of September 30, 2022, compared to 63.9% as of June 30, 2022.
Other assets increased $114.5 million, or 21.4%, to $649.5 million as of September 30, 2022, from $535.0 million as of June 30, 2022, primarily due to an increase in accrued interest receivable of $15.8 million, deferred tax asset of $46.9 million, new market tax credit investments of $18.5 million, and derivative assets of $18.8 million. Other assets increased $436.6 million, or 205.1%, as of September 30, 2022, from $212.9 million as of September 30, 2021. Exclusive of other assets of $262.5 million acquired from GWB, other assets increased $174.1 million, primarily due to an increase of the deferred tax asset driven by other comprehensive losses, partially offset by a decline in derivative assets.
Total deposits decreased $979.0 million, or 3.6%, to $25,884.8 million as of September 30, 2022, from $26,863.8 million as of June 30, 2022, primarily due to the declines in non-interest bearing, interest-bearing demand and savings deposits, partially offset by increases in time deposits. Total deposits increased $9,877.5 million, or 61.7%, from $16,007.3 million as of September 30, 2021, primarily due to $11,688.0 million of deposits acquired in the acquisition of GWB, partially offset by a decrease in non-interest bearing, interest-bearing demand, and savings deposits.
Securities sold under repurchase agreements decreased $159.1 million, or 12.9%, to $1,075.6 million as of September 30, 2022, from $1,234.7 million as of June 30, 2022 and increased $68.1 million, or 6.8%, from $1,007.5 million as of September 30, 2021. Exclusive of $74.0 million in such securities acquired in the GWB acquisition, securities sold under repurchase agreements decreased $5.9 million, or 0.6% from September 30, 2021. Fluctuations in repurchase agreement balances correspond with fluctuations in the liquidity of the Company’s clients.
Other liabilities increased $62.1 million, or 15.2%, to $470.0 million as of September 30, 2022, from $407.9 million as of June 30, 2022, primarily due to an increase in derivative liabilities of $69.2 million, an increase in accounts payable and accrued expenses of $6.3 million, and an increase in the allowance for credit losses on unfunded commitments of $3.5 million, partially offset by a decrease in unearned income of $15.0 million and a reduction in tax credit capital contribution obligations of $3.2 million. Year-over-year, other liabilities increased $296.8 million, or 171.4%, as of September 30, 2022, from $173.2 million as of September 30, 2021. Exclusive of other liabilities acquired from GWB of $111.0 million, other liabilities increased $185.8 million as compared to September 30, 2021, primarily related to an increase in the derivative liability of $109.0 million.
The Company is considered to be “well-capitalized” as of September 30, 2022, having exceeded all regulatory capital adequacy requirements. During the third quarter of 2022, the Company paid regular common stock dividends of approximately $43.7 million, or $0.41 per share, and repurchased 3,279,300 shares of common stock at a weighted average price of $40.59, including costs and commissions, pursuant to its stock repurchase program that was completed during the third quarter of 2022.
CREDIT QUALITY
As of September 30, 2022, non-performing assets decreased $24.3 million, or 19.2%, to $102.4 million, compared to $126.7 million as of June 30, 2022, primarily driven by a decrease in non-accrual loans of $27.6 million, or 25.8%, and a decrease in other real estate owned of $0.4 million, or 2.4%, partially offset by an increase in loans past due 90 days or more of $3.7 million.
Criticized loans decreased $203.1 million, or 26.0%, to $576.9 million as of September 30, 2022, from $780.0 million as of June 30, 2022, driven by loan upgrades in commercial real estate, paydowns in commercial real estate and agricultural real estate portfolios, and the transfer of a commercial construction loan to held for sale, partially offset by downgrades in commercial loans.
Net loan charge-offs increased $11.7 million to $12.0 million during the third quarter of 2022 as compared to $0.3 million during the second quarter of 2022. The net loan charge-offs in the third quarter of 2022 were composed of charge-offs of $16.2 million and recoveries of $4.2 million and included $5.7 million for the workout of an acquired PCD loan specifically reserved for and $6.6 million for the workout of a metro-office commercial construction loan.

NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our performance relative to our capital adequacy standards: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; (vi) return on average tangible common stockholders’ equity; (vii) adjusted net interest margin; and (viii) adjusted efficiency ratio. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. Adjusted net interest margin ratio (FTE) is calculated as adjusted net FTE interest income divided by adjusted average interest earning assets. Adjusted efficiency ratio is calculated as adjusted total non-interest expense divided by adjusted revenue. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the most directly comparable capital adequacy GAAP financial measures to the non-GAAP financial measures described in subclauses (i) through (vi) above to exclude goodwill and other intangible assets (except mortgage servicing rights). To derive the non-GAAP financial measure identified in subclause (vii) above, the Company adjusts its net interest income to include its FTE interest income and exclude purchase accounting interest accretion on acquired loans and PPP loan income, and it adjusts average interest-earning assets to exclude average PPP loan balances. To derive the non-GAAP financial measure identified in subclause (viii) above, the Company adjusts its total non-interest expense to exclude acquisition-related expenses, litigation accruals (recoveries), intangible amortization expenses, and other real estate owned (income), and it adjusts net interest income to include total non-interest income and exclude net gain (loss) from investment securities, Mortgage servicing right recoveries (impairments) and other identified income. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to acquisition costs and other adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our, Great Western’s or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that change over time and could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Such forward-looking statements include statements about the business combination transaction between FIBK and Great Western (the “Transaction”), including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new, or changes in, governmental regulations or policies;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT, Office of Foreign Asset Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council’s guidelines and regulations;
•lending risks and risks associated with loan sector concentrations;
•supply-chain disruptions, labor shortages, and any other decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•loan credit losses exceeding estimates;
•the soundness of other financial institutions;
•changes in oil and gas prices, and declining demand for coal could negatively impact the demand and credit quality of loans;
•the availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•changes in interest rates;
•changes in inflationary pressures;
•changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs;
•competition from new or existing competitors;
•variable interest rates tied to London Interbank Offered Rate that may no longer be available or may become unreliable;
•cyber-security risks, including “denial-of-service attacks,” “hacking,” and “identity theft” that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information;
•the potential impairment of our goodwill;
•exposure to losses in collateralized loan obligation securities;
•our reliance on other companies that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•the loss of the services of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including environmental remediation;
•the effectiveness of our systems of internal operating controls;
•our ability to implement new technology-driven products and services or be successful in marketing these products and services to our clients;
•our ability to execute on our intended expansion plans;
•difficulties we may face in combining the operations of acquired entities or assets with our own operations or assessing the effectiveness of businesses in which we make strategic investments or with which we enter into strategic contractual relationships;
•the volatility in the price and trading volume of our common stock;
•“anti-takeover” provisions and the regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;
•changes in our dividend policy or our ability to pay dividends;

•our common stock not being an insured deposit;
•the potential dilutive effect of future equity issuances;
•the subordination of our common stock to our existing and future indebtedness;
•the COVID-19 pandemic and the U.S. government’s response to the pandemic;
•changes in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities, or other international or domestic calamities, including wars or international conflicts with respect to which the United States may or may not be directly involved, unemployment, or other economic and geopolitical factors; and
•the effect of global conditions, earthquakes, tsunamis, floods, fires, and other natural catastrophic events.
These factors are not necessarily all the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Third Quarter 2022 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the third quarter of 2022 at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Wednesday, October 26, 2022. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-844-200-6205; the access code is 850904. To participate via the Internet, visit www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on October 26, 2022 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on November 25, 2022, by dialing 1-866-813-9403. The replay access code is 018244. The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Arizona, Colorado, Idaho, Iowa, Kansas, Montana, Nebraska, Missouri, Minnesota, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	John R. Stewart, CFA	NASDAQ: FIBK
	Deputy Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5311 john.stewart@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	3Q22 vs 2Q22	3Q22 vs 3Q21
Net interest income*	$266.8	$239.0	$178.4	$122.1	$127.1	11.6%	109.9%
Net interest income on a fully-taxable equivalent ("FTE") basis	268.9	241.1	180.0	122.6	127.7	11.5	110.6
Provision for (reduction in) credit losses	8.4	(1.7)	61.3	(9.5)	—	NM	100.0
Non-interest income:
Payment services revenues	20.4	19.5	14.8	11.3	12.2	4.6	67.2
Mortgage banking revenues	2.7	5.0	8.4	8.0	11.6	(46.0)	(76.7)
Wealth management revenues	8.5	9.3	8.1	7.2	6.5	(8.6)	30.8
Service charges on deposit accounts	5.7	6.3	7.7	4.4	4.4	(9.5)	29.5
Other service charges, commissions, and fees	4.7	3.6	4.3	2.8	1.4	30.6	235.7
Total fee-based revenues	42.0	43.7	43.3	33.7	36.1	(3.9)	16.3
Investment securities (loss) gain	(24.2)	(0.1)	(0.1)	0.9	0.3	—	—
Other income*	5.1	6.3	5.6	2.5	3.1	(19.0)	64.5
Total non-interest income	22.9	49.9	48.8	37.1	39.5	(54.1)	(42.0)
Non-interest expense:
Salaries and wages	71.9	74.8	60.0	42.3	42.0	(3.9)	71.2
Employee benefits	19.6	19.4	21.2	12.1	12.9	1.0	51.9
Occupancy and equipment	17.1	17.0	15.4	11.6	11.8	0.6	44.9
Other intangible amortization	4.1	4.1	3.6	2.5	2.4	—	70.8
Other expenses	56.5	49.2	41.7	28.8	30.2	14.8	87.1
Other real estate owned expense (income)	—	—	0.1	(0.1)	—	NM	NM
Acquisition related expenses	4.0	45.8	65.2	5.0	6.6	(91.3)	NM
Total non-interest expense	173.2	210.3	207.2	102.2	105.9	(17.6)	63.6
Income (loss) before income tax	108.1	80.3	(41.3)	66.5	60.7	34.6	78.1
Provision for (benefit from) income tax	22.4	16.2	(7.9)	15.4	13.6	38.3	64.7
Net income (loss)	$85.7	$64.1	$(33.4)	$51.1	$47.1	33.7%	82.0%

Weighted-average basic shares outstanding	106,526	109,107	92,855	61,677	61,674	(2.4)%	72.7%
Weighted-average diluted shares outstanding	106,590	109,132	92,855	61,763	61,748	(2.3)	72.6
Earnings (loss) per share - basic	$0.80	$0.59	$(0.36)	$0.83	$0.76	35.6	5.3
Earnings (loss) per share - diluted	0.80	0.59	(0.36)	0.83	0.76	35.6	5.3

*Certain reclassifications were made to the net interest income and other income historical periods presented to conform to the September 30, 2022 period.

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	3Q22 vs 2Q22	3Q22 vs 3Q21
Assets:
Cash and due from banks	$390.4	$425.3	$387.6	$168.6	$227.6	(8.2)%	71.5%
Interest bearing deposits in banks	201.4	633.9	3,423.6	2,176.1	2,005.8	(68.2)	(90.0)
Federal funds sold	0.1	0.1	0.1	0.1	0.1	—	—
Cash and cash equivalents	591.9	1,059.3	3,811.3	2,344.8	2,233.5	(44.1)	(73.5)
Securities purchased under agreement to resell	—	202.2	102.0	—	—	(100.0)	—
Investment securities, net	10,269.1	10,871.1	9,502.5	6,508.1	6,021.7	(5.5)	70.5
Investment in Federal Home Loan and Federal Reserve Bank stock*	131.9	107.4	99.7	53.8	53.8	22.8	145.2
Loans held for sale, at fair value	93.6	127.4	178.1	30.1	42.5	(26.5)	120.2
Loans held for investment	17,603.5	17,162.5	16,945.0	9,331.7	9,622.5	2.6	82.9
Allowance for credit losses	213.0	220.4	247.2	122.3	135.1	(3.4)	57.7
Net loans held for investment	17,390.5	16,942.1	16,697.8	9,209.4	9,487.4	2.6	83.3
Goodwill and intangible assets (excluding mortgage servicing rights)	1,229.0	1,232.9	1,275.2	690.9	693.3	(0.3)	77.3
Company owned life insurance	495.6	492.8	490.1	301.5	300.5	0.6	64.9
Premises and equipment	445.4	442.7	444.4	299.6	297.3	0.6	49.8
Other real estate owned	16.4	16.8	17.5	2.0	2.3	(2.4)	NM
Mortgage servicing rights	31.8	32.1	32.7	28.2	27.0	(0.9)	17.8
Other assets*	649.5	535.0	510.9	203.5	212.9	21.4	205.1
Total assets	$31,344.7	$32,061.8	$33,162.2	$19,671.9	$19,372.2	(2.2)%	61.8%

Liabilities and stockholders' equity:
Deposits	$25,884.8	$26,863.8	$28,088.3	$16,269.6	$16,007.3	(3.6)%	61.7%
Securities sold under repurchase agreements	1,075.6	1,234.7	1,071.0	1,051.1	1,007.5	(12.9)	6.8
Long-term debt	120.7	120.4	120.4	112.4	112.4	0.2	7.4
Other borrowed funds	625.0	—	—	—	—	100.0	100.0
Subordinated debentures held by subsidiary trusts	163.1	163.1	163.1	87.0	87.0	—	87.5
Other liabilities	470.0	407.9	278.3	165.2	173.2	15.2	171.4
Total liabilities	28,339.2	28,789.9	29,721.1	17,685.3	17,387.4	(1.6)	63.0
Stockholders' equity:
Common stock	2,477.4	2,607.9	2,668.6	945.0	943.6	(5.0)	162.5
Retained earnings	1,035.8	993.8	974.5	1,052.6	1,026.9	4.2	0.9
Accumulated other comprehensive (loss) income	(507.7)	(329.8)	(202.0)	(11.0)	14.3	53.9	NM
Total stockholders' equity	3,005.5	3,271.9	3,441.1	1,986.6	1,984.8	(8.1)	51.4
Total liabilities and stockholders' equity	$31,344.7	$32,061.8	$33,162.2	$19,671.9	$19,372.2	(2.2)%	61.8%

Common shares outstanding at period end	104,451	107,758	109,503	62,200	62,231	(3.1)%	67.8%
Book value per common share at period end	$28.77	$30.36	$31.42	$31.94	$31.89	(5.2)	(9.8)
Tangible book value per common share at period end**	17.01	18.92	19.78	20.83	20.75	(10.1)%	(18.0)%

*Certain reclassifications were made to the net interest income and other income historical periods presented to conform to the September 30, 2022 period.
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share at period end (GAAP) to tangible book value per common share at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	3Q22 vs 2Q22	3Q22 vs 3Q21

Loans:
Real Estate:
Commercial real estate	$8,026.9	$7,857.7	$7,805.7	$3,971.5	$3,883.2	2.2%	106.7%
Construction:
Land acquisition and development	393.2	355.7	344.8	247.8	260.2	10.5	51.1
Residential	501.4	444.8	406.0	262.0	268.4	12.7	86.8
Commercial	1,128.4	959.0	844.8	498.0	610.2	17.7	84.9
Total construction	2,023.0	1,759.5	1,595.6	1,007.8	1,138.8	15.0	77.6
Residential real estate	2,127.7	2,060.4	1,997.5	1,538.2	1,554.9	3.3	36.8
Agricultural real estate	800.9	821.5	833.6	213.9	229.9	(2.5)	248.4
Total real estate	12,978.5	12,499.1	12,232.4	6,731.4	6,806.8	3.8	90.7
Consumer:
Indirect	780.8	733.9	739.6	737.6	756.8	6.4	3.2
Direct	155.0	157.3	142.5	129.2	132.9	(1.5)	16.6
Credit card	74.2	74.8	73.5	64.9	64.1	(0.8)	15.8
Total consumer	1,010.0	966.0	955.6	931.7	953.8	4.6	5.9
Commercial	2,966.1	3,036.0	3,017.9	1,475.5	1,668.7	(2.3)	77.7
Agricultural	658.2	672.0	744.3	203.9	212.4	(2.1)	209.9
Other	3.8	—	4.6	1.5	1.3	100.0	192.3
Deferred loan fees and costs	(13.1)	(10.6)	(9.8)	(12.3)	(20.5)	23.6	(36.1)
Loans held for investment	$17,603.5	$17,162.5	$16,945.0	$9,331.7	$9,622.5	2.6%	82.9%

Deposits:
Non-interest bearing	$8,163.3	$8,295.4	$8,240.6	$5,568.3	$5,617.9	(1.6)%	45.3%
Interest bearing:
Demand	7,595.1	8,133.3	8,245.0	4,753.2	4,496.5	(6.6)	68.9
Savings	8,497.2	8,939.4	10,004.3	4,981.6	4,904.9	(4.9)	73.2
Time, $250 and over	319.3	272.1	359.8	186.7	186.3	17.3	71.4
Time, other	1,309.9	1,223.6	1,238.6	779.8	801.7	7.1	63.4
Total interest bearing	17,721.5	18,568.4	19,847.7	10,701.3	10,389.4	(4.6)	70.6
Total deposits	$25,884.8	$26,863.8	$28,088.3	$16,269.6	$16,007.3	(3.6)%	61.7%

Total core deposits (1)	$25,565.5	$26,591.7	$27,728.5	$16,082.9	$15,821.0	(3.9)%	61.6%

(1) Core deposits are defined as total deposits less time deposits, $250 and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	3Q22 vs 2Q22	3Q22 vs 3Q21

Allowance for Credit Losses:
Allowance for credit losses	$213.0	$220.4	$247.2	$122.3	$135.1	(3.4)%	57.7%
As a percentage of loans held for investment	1.21%	1.28%	1.46%	1.31%	1.40%
As a percentage of non-accrual loans	268.26	205.98	207.91	491.16	451.84

Net charge-offs during quarter	$12.0	$0.3	$16.7	$2.7	$0.6	NM	NM
Annualized as a percentage of average loans	0.27%	0.01%	0.47%	0.11%	0.02%

Non-Performing Assets:
Non-accrual loans	$79.4	$107.0	$118.9	$24.9	$29.9	(25.8)%	165.6%
Accruing loans past due 90 days or more	6.6	2.9	2.7	2.8	5.2	127.6	26.9
Total non-performing loans	86.0	109.9	121.6	27.7	35.1	(21.7)	145.0
Other real estate owned	16.4	16.8	17.5	2.0	2.3	(2.4)	613.0
Total non-performing assets	$102.4	$126.7	$139.1	$29.7	$37.4	(19.2)%	173.8%

Non-performing assets as a percentage of:
Loans held for investment and OREO	0.58%	0.74%	0.82%	0.32%	0.39%
Total assets	0.33	0.40	0.42	0.15	0.19

Non-accrual loans to loans held for investment	0.45	0.62	0.70	0.27	0.31

Accruing Loans 30-89 Days Past Due	$52.5	$56.4	$54.4	$26.7	$27.3	(6.9)%	92.3%
Accruing troubled debt restructurings (TDRs)	59.7	20.5	14.7	2.3	2.1	191.2	2,742.9

Criticized Loans:
Special Mention	$273.7	$275.9	$274.6	$86.6	$99.1	(0.8)%	176.2%
Substandard	277.7	461.4	553.9	130.1	149.7	(39.8)	85.5
Doubtful	25.5	42.7	24.6	—	2.4	(40.3)	962.5
Total	$576.9	$780.0	$853.1	$216.7	$251.2	(26.0)%	129.7%

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Sep 30, 2022		Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021
Annualized Financial Ratios (GAAP)
Return on average assets	1.07%		0.79%	(0.48)%	1.03%	0.98%
Return on average common stockholders' equity	10.49		7.52	(4.44)	10.14	9.41
Yield on average earning assets	3.99		3.35	2.89	2.77	3.00
Cost of average interest-bearing liabilities	0.40		0.14	0.14	0.13	0.14
Interest rate spread	3.59		3.21	2.75	2.64	2.86
Net interest margin ratio	3.71		3.25	2.80	2.69	2.90
Efficiency ratio	58.37		71.37	89.61	62.63	62.12
Loans held for investment to deposit ratio	68.01		63.89	60.33	57.36	60.11

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$17.01		$18.92	$19.78	$20.83	$20.75
Tangible common stockholders' equity to tangible assets	5.90%		6.61%	6.79%	6.83%	6.91%
Return on average tangible common stockholders' equity	16.93		11.78	(6.88)	15.51	14.48

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	12.92%	*	13.60%	14.27%	14.11%	14.00%
Tier 1 risk-based capital to total risk-weighted assets	10.84	*	11.46	11.91	12.49	12.30
Tier 1 common capital to total risk-weighted assets	10.84	*	11.46	11.91	11.77	11.59
Leverage Ratio	7.67	*	7.72	8.96	7.68	7.81

*Preliminary estimate - may be subject to change. The regulatory capital ratios presented above include the assumption of the transitional method relative to legislation by Congress to provide relief for the economy and financial institutions in the United States from the COVID‑19 pandemic. The referenced relief allows a total five-year phase-in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID‑19.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$17,543.8	$220.2	4.98%	$17,220.4	$193.5	4.51%	$9,805.2	$112.2	4.54%
Investment securities (2)	10,819.6	65.9	2.42	10,378.0	50.5	1.95	5,875.0	18.8	1.27
Investment in FHLB and FRB stock	121.7	1.3	4.24	103.9	1.1	4.25	53.4	0.2	1.49
Interest bearing deposits in banks	244.4	1.4	2.27	2,050.0	3.4	0.67	1,712.2	0.7	0.16
Federal funds sold	1.7	—	—	0.1	—	—	0.1	—	—
Total interest earning assets	$28,731.2	$288.8	3.99%	$29,752.4	$248.5	3.35%	$17,445.9	$131.9	3.00%
Non-earning assets	2,922.5			2,858.9			1,635.3
Total assets	$31,653.7			$32,611.3			$19,081.2
Interest-bearing liabilities:
Demand deposits	$7,824.3	$5.1	0.26%	$8,103.7	$1.8	0.09%	$4,474.0	$0.4	0.04%
Savings deposits	8,689.0	7.0	0.32	9,461.7	1.6	0.07	4,842.9	0.4	0.03
Time deposits	1,502.3	1.2	0.32	1,555.4	0.9	0.23	996.9	1.1	0.44
Repurchase agreements	1,107.7	0.8	0.29	1,182.2	0.3	0.10	993.5	0.1	0.04
Other borrowed funds	370.9	2.4	2.57	—	—	—	—	—	—
Long-term debt	120.4	1.5	4.94	120.4	1.4	4.66	112.4	1.5	5.29
Subordinated debentures held by subsidiary trusts	163.1	1.9	4.62	163.1	1.4	3.44	87.0	0.7	3.19
Total interest-bearing liabilities	$19,777.7	$19.9	0.40%	$20,586.5	$7.4	0.14%	$11,506.7	$4.2	0.14%
Non-interest-bearing deposits	8,212.6			8,288.0			5,416.5
Other non-interest-bearing liabilities	423.7			319.4			172.7
Stockholders’ equity	3,239.7			3,417.4			1,985.3
Total liabilities and stockholders’ equity	$31,653.7			$32,611.3			$19,081.2
Net FTE interest income		$268.9			$241.1			$127.7
Less FTE adjustments (2)		(2.1)			(2.1)			(0.6)
Net interest income from consolidated statements of income		$266.8			$239.0			$127.1
Interest rate spread			3.59%			3.21%			2.86%
Net FTE interest margin (3)			3.71%			3.25%			2.90%
Cost of funds, including non-interest-bearing demand deposits (4)			0.28%			0.10%			0.10%

(1) Average loan balances include loans held for sale and non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs of $0.7 million, $2.1 million, and $13.6 million at September 30, 2022, June 30, 2022, and September 30, 2021, respectively.

(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3) Net FTE interest margin during the period equals (i) the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest-bearing liabilities plus non-interest-bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021
Total common stockholders' equity (GAAP)	(A)	$3,005.5	$3,271.9	$3,441.1	$1,986.6	$1,984.8
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,229.0	1,232.9	1,275.2	690.9	693.3
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,776.5	$2,039.0	$2,165.9	$1,295.7	$1,291.5

Total assets (GAAP)		$31,344.7	$32,061.8	$33,162.2	$19,671.9	$19,372.2
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,229.0	1,232.9	1,275.2	690.9	693.3
Tangible assets (Non-GAAP)	(C)	$30,115.7	$30,828.9	$31,887.0	$18,981.0	$18,678.9

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$3,239.7	$3,417.4	$3,050.1	$1,999.3	$1,985.3
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,230.9	1,235.1	1,081.2	692.0	694.5
Average tangible common stockholders' equity (Non-GAAP)	(E)	$2,008.8	$2,182.3	$1,968.9	$1,307.3	$1,290.8

Net interest income		$266.8	$239.0	$178.4	$122.1	$127.1
FTE interest income		2.1	2.1	1.6	0.5	0.6
Net FTE interest income	(F)	268.9	241.1	180.0	122.6	127.7
Less purchase accounting accretion		17.7	16.7	7.6	1.9	2.3
Less PPP income		0.3	1.1	2.8	9.7	14.2
Adjusted net FTE interest income	(G)	$250.9	$223.3	$169.6	$111.0	$111.2

Average interest-earning assets	(H)	$28,731.2	$29,752.4	$26,086.7	$18,114.8	$17,445.9
Less average PPP loans		8.1	30.8	91.6	200.1	462.1
Adjusted average earning assets	(I)	$28,723.1	$29,721.6	$25,995.1	$17,914.7	$16,983.8

Total quarterly average assets	(J)	$31,653.7	$32,611.3	$28,495.1	$19,743.1	$19,081.2
Annualized net income available to common shareholders	(K)	340.0	257.1	(135.5)	202.7	186.9
Common shares outstanding	(L)	104,451	107,758	109,503	62,200	62,231
Return on average assets (GAAP)	(K)/(J)	1.07%	0.79%	(0.48)%	1.03%	0.98%
Return on average common stockholders' equity (GAAP)	(K)/(D)	10.49	7.52	(4.44)	10.14	9.41
Average common stockholders' equity to average assets (GAAP)	(D)/(J)	10.23	10.48	10.70	10.13	10.40
Book value per common share (GAAP)	(A)/(L)	$28.77	$30.36	$31.42	$31.94	$31.89
Tangible book value per common share (Non-GAAP)	(B)/(L)	17.01	18.92	19.78	20.83	20.75
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	5.90%	6.61%	6.79%	6.83%	6.91%
Return on average tangible common stockholders' equity (Non-GAAP)	(K)/(E)	16.93	11.78	(6.88)	15.51	14.48
Net interest margin ratio (FTE)	(F*) / (H)	3.71	3.25	2.80	2.69	2.90
Adjusted net interest margin ratio (FTE)	(G*) / (I)	3.47	3.01	2.65	2.46	2.60

*Annualized

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021
Total non-interest expense		$173.2	$210.3	$207.2	$102.2	$105.9
Less: Acquisition-related expense		4.0	45.8	65.2	5.0	6.6
Less: Litigation accrual (recovery)		0.5	—	—	(0.2)	1.2
Adjusted non-interest expense		$168.7	$164.5	$142.0	$97.4	$98.1
Less: Intangible amortization		4.1	4.1	3.6	2.5	2.4
Less: Other real estate owned (income)		—	—	0.1	(0.1)	—
Adjusted expense for efficiency ratio	(A)	$164.6	$160.4	$138.3	$95.0	$95.7

Net interest income		$266.8	$239.0	$178.4	$122.1	$127.1
Add: Total non-interest income		22.9	49.9	48.8	37.1	39.5
Less: Net (loss) gain from investment securities		(24.2)	(0.1)	(0.1)	0.9	0.3
Less: MSR recovery (impairment)		—	—	3.4	1.0	—
Less: Other income*		—	1.7	1.4	—	—
Adjusted revenue	(B)	$313.9	$287.3	$222.5	$157.3	$166.3

Adjusted Efficiency Ratio	(A)/(B)	52.4%	55.8%	62.2%	60.4%	57.5%

(All adjustments are after-tax)
Reported net income (loss)		85.7	64.1	(33.4)	51.1	47.1
Plus: Non-PCD CECL Day 2 provision		—	—	55.2	—	—
Plus: Acquisition-related expenses		3.2	36.6	52.7	3.8	5.1
Plus: MSR fair value adjustments		—	—	(2.7)	(0.8)	—
Plus: Other income items*		—	(1.4)	(1.1)	—	—
Plus: Investment securities loss (gain)		19.2	0.1	0.1	(0.7)	(0.2)
Plus: Litigation accrual (recovery)		0.4	—	—	(0.2)	0.9
Adjusted net income	(C)	108.5	99.4	70.8	53.2	52.9

Average stockholders' equity	(D)	3,239.7	3,417.4	3,050.1	1,999.3	1,985.3
Return on average equity		10.49%	7.52%	(4.44)%	10.14%	9.41%
Adjusted return on average equity	(C**) / (D)	13.29%	11.67%	9.41%	10.56%	10.57%

*Other income represents the recovery in the credit valuation discount on derivatives acquired in the GWB acquisition at June 30, 2022 and the gain on the disposition of subordinated debt at March 31, 2022.
**Annualized

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5311
www.FIBK.com